EXHIBIT 10.1


                                OPTION AGREEMENT
        (OPTION TO ACQUIRE OIL AND GAS LEASES IN BEAVER COUNTY, OKLAHOMA)

                            Morgan Creek Energy Corp.
                          5050 Quorum Drive, Suite 700
                               Dallas, Texas 75254

                                       AND

                         Bonanza Resources (Texas), Inc.
                         6200 Virginia Parkway, Ste. 200
                              McKinney, Texas 75071

Further to the Letter Agreement signed by Morgan Creek Energy Corp. (hereinafter referred to as "Morgan") and Bonanza Resources (Texas), Inc. (hereinafter referred to as"Bonanza"). Morgan and/or its affiliates, wish to purchase a percentage of Bonanza's eighty-five (85) percent leasehold interest (the "Bonanza Interest") in and to the Property on the terms set forth below. The Bonanza Interest is held by Bonanza pursuant to a letter agreement between Bonanza, Ryan Petroleum, LLC and Radian Energy, LC, dated February 25, 2008 (the "Original Agreement'), a copy of which is attached as Schedule "A" to this Agreement.

Morgan has utilized information provided by Bonanza for purposes of entering in to this Option Agreement. This is Option Agreement is based on the representation that Bonanza owns all rights to all depths pursuant to the oil and gas leases (totaling up to approximately eighty-five (85) percent 8,500 net acres with a 75% net revenue interest).

Morgan and Bonanza have agreed to the following:

     1. PAYMENT. Morgan agrees to pay Bonanza a non-refundable deposit of USD$50,000.00 (fifty thousand). Payment due and payable by August 10, 2009.

     2. OPTION PERIOD. Bonanza hereby grants to Morgan an option, having an exercise period of one year (the "Option Period") to purchase sixty
          (60) percent (the "Partial Interest") of the Bonanza Interest (the "Option"). In order to exercise the Option, Morgan must incur
          USD$2,400,000 in exploration and drilling expenditures (the "Exploration Expenditures") on the Property within the Options Period. During the Option Period, Morgan Creek shall assume that amount of Bonanza's rights, title, interest and obligations under the Original Agreement as is proportionate to the Partial Interest.

     3. EXERCISE PERIOD. In order to exercise the Option, Morgan must incur USD$2,400,000 in exploration and drilling expenditures (the "Exploration Expenditures") on the Property within the Options Period.


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     4.   FAILURE TO EXERCISE OPTION. In the event that Morgan does not exercise the Option, Bonanza shall retain the Cash Considerations as liquidated damages for Morgan's failure to incur the Exploration Expenditures.

     5. ASSIGNMENT. Bonanza, at Closing upon expenditure by Morgan of USD$2,400,000, shall convey the sixty percent of Bonanza's eighty-five percent in Bonanza Interest to Morgan by a mutually acceptable assignment and bill of sale, which shall include a special warranty of title, defending against any person claiming by, through or under Bonanza, but not otherwise.

     6. LIENS AND ENCUMBRANCES. The Bonanza Interest shall be transferred from Bonanza to Morgan free and clear of all liens, mortgages, rights or reassignment, reversionary rights, calls on production, preferential rights, consents to assign, taxes (other than those for the current year), obligations (including delinquent operating expenses), claims, suits, or any other encumbrances.

     7. EFFECTIVE DATE, CLOSING. The effective date of the granting of the Option of the Acquired Properties shall be at 4:00 P.M. local time on the Closing Date (the" Effective Date"). The parties will use their best efforts to close no later than August 26, 2010.

     8. CONFIRMING DUE DILIGENCE. Morgan will conduct confirming due diligence ("Due Diligence") which shall include, but not limited to the following:

          A. Confirmation of the marketability of title (including verification of HBP leases being in full force and effect). If, in the reasonable opinion of Morgan, Bonanza does not own marketable title to at least a 75% net revenue interest in up to 8,000 net acres which are included in Bonanza's interest in the properties, Morgan, at its direction may terminate this Option Agreement and any deposits or expenditures incurred by Morgan on the neither party shall have any further obligations to the other hereunder.

          B. Review of all lease agreements (including lease expirations, surface access restrictions and drilling commitments, if any), unit agreements, and other contracts applicable to Bonanza's interest in the properties. Morgan's obligations hereunder shall be subject to its reasonable approval of the lease agreements and other material agreements affecting Bonanza's interest in the properties.

          C. Other acts of Due Diligence appropriate to the transaction as mutually agreed between the parties.


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     9.   COOPERATION AND EXCLUSIVITY. Morgan and Bonanza will cooperate in good faith and proceed expeditiously in the preparation of all documents necessary to consummate the transaction contemplated hereby. Bonanza agrees that after execution of this Option Agreement, and for sol long as it is in effect, it will not directly or indirectly solicit or entertain any other offer to acquire Bonanza's interest in the properties or enter into any negotiations or agreement that provides for the acquisition of Bonanza's interest in the properties.

     10. ACCESS TO DATA. Bonanza agrees to provide Morgan reasonable access in Bonanza's office to the books and records of Bonanza pertaining to Bonanza's interest in the properties promptly after execution of this Option Agreement.

     11. CONFIDENTIALITY. It is understood and agreed that this Option Agreement and its substance shall remain confidential by and between Bonanza and Morgan and shall not be disclosed to any third parties, other than those persons who have a confidential relations with Bonanza or Morgan, all of who shall agree to be bound by this confidentiality obligation. Any public announcement of the proposed transaction by either party shall be approved in advance by the other party.

     12. COUNTERPARTS. This Option Agreement may be executed in any number of counterparts each of which will be deemed to be an original but all of which shall be deemed one and the same document.

     13. GOVERNING LAW. This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of British Columbia.

     14. EXPENSES. Each party will pay its own expenses and costs incidental to the negotiation and completion of the transaction, including legal and accounting fees.


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     Both  parties  agree to the terms and  provisions  set forth is this Option
Agreement;


     AGREED TO AND ACCEPTED THIS 7TH DAY OF AUGUST, 2009


     BONANZA RESOURCES (TEXAS), INC.


     By:  _________________________________

      Byron Coulthard - President


     MORGAN CREEK ENERGY CORP.


     By:  ________________________________

     Peter Wilson - President